Exhibit 5.1

February 20, 2015

Eyegate Pharmaceuticals, Inc.

271 Waverley Oaks Road
Suite 108
Waltham, MA 02452

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Eyegate Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,614,134 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), including (a) 814,970 shares of Common Stock (the “2005 Shares”) pursuant to the Company’s 2005 Equity Incentive Plan (“2005 Plan”), (b) 728,597 shares of Common Stock (the “2014 Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (c) 70,567 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”, and together with the 2002 Plan, the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002 Shares, the 2014 Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2002 Plan, the 2014 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Burns & Levinson LLP
Burns & Levinson LLP